Exhibit 10.2

THIS COMMITMENT LETTER IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY OF THE REVOLVING FACILITY CLAIMS, FIRST LIEN NOTES CLAIMS, OR SECOND LIEN NOTES CLAIMS (IN EACH CASE, AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED BELOW)).  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S).  NOTHING CONTAINED IN THIS COMMITMENT LETTER SHALL BE AN ADMISSION OF FACT OR LIABILITY.

THIS COMMITMENT LETTER IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS COMMITMENT LETTER IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

October 30, 2020

Pacific Drilling S.A.

11700 Katy Freeway, Suite 175

Houston, TX 77079

Attn: Lisa Manget Buchanan

E-mail Address: l.buchanan@pacificdrilling.com

$80,000,000 Senior Secured Delayed Draw Exit Facility
Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Restructuring Support Agreement, dated as October 30, 2020 (including all exhibits, annexes, and schedules hereto, as amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”), by and among Pacific Drilling S.A. (“PDSA”), a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg registered with the Luxembourg register of commerce and companies under registration number B159658, having its registered office at 8-10 Avenue de la Gare, L-1610, Luxembourg, and each of its direct and indirect subsidiaries listed on Exhibit A to the Restructuring Support Agreement that have executed and delivered counterpart signature pages to the Restructuring Support Agreement (together with PDSA, each a “Debtor” and, collectively, the “Debtors” or “you”) and the Consenting Creditors (as defined therein) from time to time party thereto. The Restructuring Support Agreement contemplates a voluntary filing of Chapter 11 bankruptcy cases in the United States Bankruptcy Court of the Southern District of Texas, Houston Division (the “Bankruptcy Court”) with a prenegotiated plan of reorganization (the “Plan”) supported by the Consenting Creditors (as defined in the Restructuring Support Agreement) which will effectuate the Restructuring Transactions (as defined in the Restructuring Support Agreement) contemplated under the Restructuring Support Agreement.  Based upon the mutual expectation of the Debtors and the Consenting Creditors that the Plan will be consummated consistent with the “Milestones” contained in the Restructuring Support Agreement, the Debtors have requested that the undersigned creditors (collectively, on behalf of themselves or certain (i) of their affiliates or their affiliated investment funds or (ii) investment funds, accounts, vehicles, or other entities that are managed, advised or sub-advised by them or their affiliates, “us”, “we” or the “Backstop Parties”) agree to backstop a senior secured delayed draw term loan facility in the principal amount of $80 million (the “Exit Facility”) in connection with (a) the Restructuring Support Agreement and (b) the Plan.  The availability of the Exit Facility will be conditioned on and subject to the conditions set forth in Section 4 below.  Capitalized terms used but not defined herein are used with the meanings assigned to them in the Summary of Principal Terms and Conditions (the “Term Sheet”) attached as Exhibit A hereto (Exhibit A, together with this letter, collectively, this “Commitment Letter”) or the Restructuring Support Agreement, as applicable.

1. Commitments

In connection with the foregoing, upon the terms set forth in this Commitment Letter and subject only to the conditions set forth in Section 4, the Section titled “Conditions Precedent to Effectiveness on the Closing Date” and the Section titled “Conditions Precedent to All Borrowings” set forth in the Term Sheet, each of the Backstop Parties hereby commits, on a several and not joint basis (the “Backstop Commitment”) to fund 100% of the aggregate principal amount of the Exit Facility pursuant to a direct private placement of the Exit Facility in the individual commitment amounts set forth opposite each such Backstop Party’s name on Schedule I hereto (the “Term Loan Commitments”); provided that the Term Loan Commitments shall be allocated to the First Lien Noteholders of record as of a date to be determined by the Required Backstop Parties (as defined below) and the Debtors (the “Record Date”) that (i) elect to participate in the Exit Facility, (ii) meet certain criteria for creditworthiness to be determined by the Debtors and (iii) hold an aggregate amount of First Lien Notes Claims in excess of $15 million (the “Eligible Claimholders” and the Eligible Claimholders, other than the Backstop Parties and the Backstop Parties affiliates that hold First Lien Notes Claims, the “Other Eligible Claimholders”), on a pro rata basis based on each such Eligible Claimholder’s First Lien Notes Claims as of the Record Date (which shall include the First Lien Notes Claims held by the Backstop Parties holding First Lien Notes Claims) pursuant to documentation acceptable to the Required Backstop Parties and the Debtors pursuant to which such Eligible Claimholders would commit to the Debtors to fund their allocated portion of the Exit Facility (the “Commitment Reallocation”). Upon conclusion of the Commitment Reallocation, the Backstop Commitments shall be reduced by the amount of Term Loan Commitments allocated to the Other Eligible Claimholders pursuant to the Commitment Reallocation, which reduction shall be applied pro rata among the Backstop Parties based on their Backstop Commitments, and the Backstop Parties shall provide commitments, pro rata based on their respective Backstop Commitments as of the date of this Commitment Letter, for any amounts of the Term Loan Commitments that are not allocated to the Other Eligible Claimholders.  No Backstop Party may assign all or any portion of its commitments hereunder until after the execution of Definitive Financing Documentation (as defined below) on the Closing Date and any initial funding of the Exit Facility on such date; provided that a Backstop Party shall be permitted to assign all or a portion of its commitments hereunder to (i) another Backstop Party, (ii) its affiliates and affiliated investment funds, (iii) any investment funds, accounts, vehicles, or other entities that are managed, advised or sub-advised by such Backstop Party, its affiliates or the same person as such Backstop Party or its affiliates or (iv) any other person you agree to in writing in your sole discretion (such an assignment, a “Permitted Assignment”).  Except in connection with a Permitted Assignment, each Backstop Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the execution of Definitive Financing Documentation on the Closing Date and any initial funding of such Facilities on the Closing Date has occurred.

Notwithstanding any other provision of this Commitment Letter to the contrary, the Backstop Parties (or any of them) may, at their option, arrange for the Definitive Financing Documentation to be executed as an initial lender by, and the Backstop Commitment of some or all of the Backstop Parties to be funded by, one or more financial institutions selected by the applicable Backstop Parties and reasonably acceptable to the Debtors (the “Fronting Lender(s)”), in which case the applicable Backstop Parties will acquire the applicable Term Loans under the Exit Facility by assignment from the Fronting Lender(s) in accordance with the assignment provisions of the Definitive Financing Documentation.

The rights and obligations of each of the Backstop Parties under this Commitment Letter shall be several and not joint, and no failure of any Backstop Party to comply with any of its obligations hereunder shall prejudice the rights of any other Backstop Party; provided that no Backstop Party shall be required to fund the commitment of another Backstop Party in the event such other Backstop Party fails to do so (the “Breaching Party”), but may do so at its option (in its sole and absolute discretion), in whole or in part, by executing Definitive Financing Documentation in respect of such commitment, in which case such performing Backstop Party shall be entitled to all or a proportionate share, as the case may be, of the Exit Facility and related fees and put option premiums (including, without limitation, the Put Option Premium (as defined below)) that was previously paid or would otherwise be issued to the Breaching Party (and, if previously paid, any such Breaching Party agrees to pay any such fee or premium to the applicable Backstop Party on behalf of the Debtors); provided that, if no Backstop Party funds the commitment of a Breaching Party on the Closing Date or fails to execute Definitive Financing Documentation in form and substance satisfactory to the Required Backstop Parties and each other Backstop Party (to the extent the Definitive Financing Documents include any modifications or any terms referred to in Section 8 hereof which require the prior written consent of each Backstop Party) on the Closing Date, you shall be entitled to a refund of all or a proportionate share, as the case may be, of the fees and put option premiums (including, without limitation, the Put Option Premium (as defined below)) that was previously paid or would otherwise be issued to the Breaching Party. In the event that any Breaching Party fails to execute the Definitive Financing Documentation on the Closing Date, fails to fund the initial Term Loans in respect of its Term Loan Commitments on the Closing Date, or otherwise fails to perform hereunder, the Debtors can enforce rights of money damages upon such breach and any other remedies that may be available under law or equity.

2.	Information

You hereby represent and warrant that (a) all written information, other than (i) the Projections (as defined below), estimates, budgets and other forward looking information and (ii) information of a general economic or industry-specific nature (such written information other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to us by you or any of your representatives on your behalf at your discretion in connection herewith is or will be, when taken as a whole after giving effect to all supplements and updates provided thereto, when furnished, supplemented or updated, correct in all material respects and does not or will not, when taken as a whole after giving effect to all supplements and updates provided thereto, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections (the “Projections”) that have been or will be made available to us by you or on behalf of you or any of your representatives on your behalf at your discretion in connection herewith (including, without limitation, the financial projections annexed to the disclosure statement with respect to the Plan) have been or will be prepared in good faith based upon assumptions that are reasonably believed to be reasonable at the time made and at the time the related Projections are made available to us; it being understood that (x) the Projections are merely a prediction as to future events and are not to be viewed as facts, (y) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and (z) no assurance can be given that any particular Projection will be realized and that actual results during the period or periods covered by any of the Projections may differ significantly from the projected results and such differences may be material.  You agree that if, at any time prior to the execution of the Exit Facility, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections, as applicable, so that such representations will be correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations and warranties.  You acknowledge for United States securities law purposes that any Backstop Party may establish an information blocking device or “Information Barrier” between, on the one hand, its and its affiliates’ (as such term is used in Rule 12b-2 under the Exchange Act) other affiliates, directors, officers, agents, attorneys, accountants, financial or other advisors, members, equityholders, partners and employees who, pursuant to such Information Barrier policy, are permitted to receive confidential information or otherwise participate in discussions concerning the transactions contemplated hereby, and, on the other hand, such Backstop Party’s and its affiliates’ other affiliates, directors, officers, employees, agents, attorneys, accountants, financial or other advisors, members, equityholders, partners and employees.  You acknowledge the potential existence of any Backstop Party’s Information Barrier.

3.	Put Option Premium

Based upon the expectations regarding confirmation of the Plan in accordance with the Restructuring Support Agreement, as consideration for the commitments and agreements of the Backstop Parties hereunder, the Debtors have paid or caused to be paid on or prior to the execution of this Commitment Letter a non-refundable (except as otherwise set forth herein) fee entitling the Debtors to put to each Backstop Party the amount of the Exit Facility in the amount of its Backstop

Commitment at the option of the Debtors (the “Put Option Premium”) described in the Term Sheet on the terms and subject to the conditions set forth therein, which has been paid in cash to the Backstop Parties or their designees based upon their Backstop Commitment percentages set forth on Schedule I hereto (each such percentage, a “Backstop Commitment Percentage”); provided that a Breaching Party shall forthwith refund to the Debtors in immediately available funds (and for the avoidance of doubt, no later than 5 Business Days), any Put Option Premium received by it if it fails to perform hereunder (including by failing to fund any initial Term Loan requested in writing on the Closing Date or failing to execute the Definitive Financing Documentation in form and substance satisfactory to the Required Backstop Parties and each other Backstop Party (to the extent the Definitive Financing Documents include any modifications or any terms referred to in Section 8 hereof which require the prior written consent of each Backstop Party) on the Closing Date).  The Put Option Premium is and has been fully earned, is non-refundable and non-avoidable (except as otherwise set forth herein herein) and has been paid by the Debtors free and clear of any withholding or deduction for any applicable taxes or any other claim, setoff, or reserve. The Backstop Parties and the Debtors hereto agree to treat, for federal income tax purposes, the entry into the Backstop Commitments pursuant to this Commitment Letter as the sale of a put option by the Backstop Parties to the Debtors and the Put Option Premium as the sale price for such put option. Backstop Parties and the Debtors shall not take any position or action inconsistent with such treatment and/or characterization. The provisions for the payment of the Put Option Premium provided herein are an integral part of the transactions contemplated by this Commitment Letter, and without these provisions the Backstop Parties would not have entered into this Commitment Letter.

4.	Conditions

Each Backstop Party’s commitments and agreements hereunder are subject only to the conditions precedent set forth in Section titled “Conditions Precedent to Effectiveness on the Closing Date” and the Section titled “Conditions Precedent to All Borrowings” set forth in the Term Sheet and the following conditions: (a) the satisfaction of at least two (2) non-Affiliated Consenting First Lien Creditors represented by Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) that collectively hold at least a majority of the aggregate Backstop Commitments held by all such Backstop Parties (the “Required Backstop Parties”) with the form and substance of the Definitive Financing Documentation that will be included in the Plan Supplement; (b) all reasonable and documented out-of-pocket costs, fees, expenses (including, without limitation, legal and financial advisory fees and expenses) and other compensation payable to the Administrative Agent and the Backstop Parties (including, without limitation, the Put Option Premium) pursuant to this Commitment Letter or otherwise payable pursuant to the Definitive Financing Documentation or the Restructuring Support Agreement shall have been paid; (c) execution and delivery of definitive loan documents related to the Exit Facility including, without limitation, a credit agreement, guarantees, security agreements, pledge agreements, opinions of counsel, officer’s certificates, certificates of good standings, corporate organizational documents and other related definitive documents (collectively, the “Definitive Financing Documentation”) that are consistent with the terms set forth in this Commitment Letter and the Term Sheet (including the Documentation Principles) and are otherwise acceptable to the Required Backstop Parties, each other Backstop Party (to the extent the Definitive Financing Documents include any modifications or any terms referred to in Section 8 hereof which require the prior written consent of each Backstop Party)  and you, with such modifications (i) as are required to incorporate administrative agency, operational and other ministerial administration provisions customary for the Administrative Agent and reasonably acceptable to the Required Backstop Parties and you and (ii) as are acceptable to the Required Backstop Parties, each other Backstop Party (to the extent the Definitive Financing Documents include any modifications or any terms referred to in Section 8 hereof which require the prior written consent of each Backstop Party) and you; (d) notwithstanding the foregoing, all documents and instruments required to create and perfect the Administrative Agent’s first priority security interest in the Collateral (free and clear of all liens, subject to customary exclusions agreed to between the Borrower and the Required Backstop Parties) shall have been executed (if applicable) and delivered and, if applicable, be filed with the appropriate filing office, in each case, in form and substance satisfactory to the Required Backstop Parties; provided that the terms of the Definitive Facilities Documentation shall be in a form such that it does not impair the availability of, and initial funding under, the Exit Facility on the Closing Date if the conditions expressly in this Section 4 are satisfied (it being understood that, to the extent any security interest in any Collateral referred to in Exhibit A under the heading “Security” (other than to the extent a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) (solely to the extent required in Exhibit A under the heading “Security”)) is not or cannot be provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the availability of the Exit Facility on the Closing Date); (e) accuracy of representations and warranties under the Restructuring Support Agreement and the Definitive Financing Documentation in all material respects with the same effect as though made on and as of such date, except in the case of any representation and warranty which (i) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date, (ii) is qualified by a materiality or material adverse effect standard in which case such representation and warranty shall be true and correct in all respects, or (iii) has been waived under the Restructuring Support Agreement or the Definitive Financing Documentation, as applicable; (f) no First Lien Creditor Termination Event, or any event that after notice or passage of time or both would be a First Lien Creditor Termination Event, shall have occurred under the Restructuring Support Agreement, in each case, unless waived under the Restructuring Support Agreement; (g) the Debtors shall be in compliance with the Restructuring Support Agreement in all material respects as of the date upon which all conditions precedent herein and in the Restructuring Support Agreement relating to the effectiveness of the Definitive Financing Documentation are satisfied (the “Closing Date”) and the Borrower and each of the Guarantors party to the Restructuring Support Agreement shall have satisfied each of the conditions precedent to the Restructuring Transactions set forth in the Restructuring Support Agreement, in each case, except to the extent such compliance or conditions have been waived under the Restructuring Support Agreement; and (h) the Restructuring Transactions shall have been consummated or will be consummated substantially concurrently with the entry into the Definitive Financing Documentation, to the extent required under the Restructuring Support Agreement.

5.	Indemnification and Expenses

The Debtors agree, on a joint and several basis, to indemnify, hold harmless and defend the Administrative Agent, the Backstop Parties, the Exit Lenders, their respective affiliates and their respective directors, officers, employees, attorneys, advisors, consultants, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Exit Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly following receipt of a reasonably detailed invoice for any reasonable and documented out-of-pocket legal expenses or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise solely from the willful misconduct or gross negligence of or any material breach of this Commitment Letter or the Restructuring Support Agreement by such Indemnified Person or its controlled affiliates, directors, officers or employees (collectively, the “Related Parties”), (ii) to the extent they arise as a result of any dispute between or among Indemnified Persons that does not involve an act or omission by the Debtors or (iii) such Indemnified Party’s or a Related Party’s breach of its obligations under this Commitment Letter or the Restructuring Support Agreement as determined in the final non-appealable judgment of a court of competent jurisdiction.

In addition, the Borrower and the other Debtors shall pay (or cause to be paid) (i) all reasonable, documented and invoiced out-of-pocket fees and expenses of the Administrative Agent and the Backstop Parties (including but not limited to the fees, charges and disbursements of (a) counsel for the Administrative Agent and its affiliates, (b) Akin Gump, as counsel to certain of the Backstop Parties, (c) local counsel in each relevant jurisdiction and any special counsel deemed necessary or appropriate by the Administrative Agent, (d) local counsel in each relevant jurisdiction and any special counsel deemed necessary or appropriate by the Backstop Parties (including, but not limited to (1) Walkers, as Cayman legal counsel, (2) Loyens & Loeff Luxembourg S.À R.L, as Luxembourg legal counsel, and (3) Seward & Kissel LLP, as maritime counsel) and (e) Houlihan Lokey Capital, Inc., as financial advisor to the Backstop Parties), in each case, in connection with the preparation, due diligence, negotiation, execution, delivery and administration of this Commitment Letter and the other Definitive Financing Documentation or any amendments, modifications, consents, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket fees and expenses (including the out-of-pocket cost of any investigation or preparation) incurred by the Administrative Agent, any other agent under the Definitive Financing Documentation or any Exit Lender in connection with the enforcement or protection of its rights (including but not limited to the fees, charges and disbursements of (a) counsel for the Administrative Agent and its affiliates, (b) Akin Gump, as counsel to certain of the Exit Lenders, (c) local counsel in each relevant jurisdiction and any special counsel deemed necessary or appropriate by the Administrative Agent, (d) local counsel in each relevant jurisdiction and any special counsel deemed necessary or appropriate by the Exit Lenders (including, but not limited to (1) Walkers, as Cayman legal counsel, (2) Loyens & Loeff Luxembourg S.À R.L, as Luxembourg legal counsel, and (3) Seward & Kissel LLP, as maritime counsel) and (e) Houlihan Lokey Capital, Inc., as financial advisor to the Exit Lenders, pursuant to that certain Engagement Letter dated April 7, 2020).

No Indemnified Person shall be liable (whether direct or indirect, in contract, tort or otherwise) to the Borrower, the other Debtors or any of their subsidiaries or any shareholder or creditors of the foregoing for or in connection with the transactions contemplated hereby, except to the extent any such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. It is further agreed that each Backstop Party shall only have liability to you (as opposed to any other person) and that each Backstop Party shall be liable solely in respect of its own commitment to the Exit Facility on a several, and not joint, basis with any other Backstop Party. None of the Indemnified Persons, the Borrower or other Debtors, or their respective directors, officers, employees, advisors, and agents shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Exit Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 5.

6.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Backstop Party (or an affiliate) may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of, or claims against, you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Backstop Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Backstop Party and its affiliates of services for other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Backstop Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Backstop Parties have advised or are advising you on other matters, (b) the Backstop Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Backstop Parties, and you waive, to the fullest extent permitted by law, any claims you may have against any Backstop Party for breach of duty or alleged breach of any fiduciary duty on the part of the Backstop Parties and agree that no Backstop Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equityholders, employees or creditors, in each case, in respect of any of the transactions contemplated by this Commitment Letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto, (d) you have been advised that the Backstop Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Backstop Parties and their respective affiliates have no obligation to disclose such interests and transactions or confidential information obtained from any other party to you and your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Backstop Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, or any of your affiliates and (g) none of the Backstop Parties or their affiliates has any obligation or duty (including any implied duty) to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Backstop Party and you or any such affiliate.

Additionally, you acknowledge and agree that none of the Backstop Parties is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and the Backstop Parties shall not have any responsibility or liability to you with respect thereto. Any review by the Backstop Parties of the transactions contemplated by this Commitment Letter or other matters relating thereto will be performed solely for the benefit of the Backstop Parties and shall not be on behalf of you or any of your affiliates.

7.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to you and your officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case, on a confidential and need-to-know basis, (b) to the extent required in any legal, judicial or administrative proceeding or any other compulsory process or as otherwise required by law or regulation, including, without limitation, any order of the Bankruptcy Court (in which case you agree, to the extent reasonably practical and permitted by law, to inform us promptly in advance thereof), (c) in the Plan, in the Disclosure Statement or in a Bankruptcy Court filing in connection with the transactions contemplated hereunder or under the Restructuring Support Agreement, (d) in connection with any public filing requirement you are legally obligated to satisfy, (e) to any ratings agency reasonably approved by the Required Backstop Parties, on a confidential basis, in connection with obtaining a rating for the Exit Facility, (f) to the United States Trustee, the official committee of unsecured creditors or any other official committee formed in the Chapter 11 Cases and each of their legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature of such information and agree to be bound by confidentiality and use restrictions set forth in this Section 7, (g) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Commitment Letter, the Exit Facility or any transaction related thereto and (h) to the extent such information becomes publicly available other than as a result of a breach of this paragraph.

8.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Backstop Party (which consent shall not be unreasonably withheld, delayed or conditioned) and any purported assignment without such consent shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto, the Administrative Agent and the Indemnified Persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Administrative Agent and the

Indemnified Persons to the extent expressly set forth herein; provided, however that any Backstop Party may assign its Backstop Commitment (in whole or in part) pursuant to a Permitted Assignment as set forth in Section 1 above. The Backstop Parties reserve the right to (i) employ the services of their respective affiliates in providing services contemplated hereby, and to satisfy their obligations hereunder through, or assign their rights and obligations hereunder (including their respective Backstop Commitments), to one or more of their respective affiliates, their affiliated investment funds, separate accounts within their control or which are managed or controlled by the same person or its affiliates or investment funds under their or their respective affiliates’ management or which are managed or controlled by the same person or its affiliates (collectively, “Backstop Party Affiliates”), and to (ii) allocate, in whole or in part, to their respective Backstop Party Affiliates certain fees or put option premiums (including, without limitation, the Put Option Premium) payable to the Backstop Parties in such manner as such Backstop Parties and their respective Backstop Party Affiliates may agree in their sole discretion; provided that, no delegation or assignment to a Backstop Party Affiliate shall relieve such Backstop Party from its obligations hereunder to the extent that any Backstop Party Affiliate fails to satisfy its Backstop Commitment hereunder at the time required.

This Commitment Letter may be amended, restated, modified, changed, supplemented, waived or altered only by a written instrument signed by the Debtors and the Required Backstop Parties; provided, however, that the prior written consent of each affected Backstop Party  as of such date of amendment, restatement, modification, change, supplement, waiver or alteration shall be required for any amendment, restatement, modification, change, supplement, waiver or alteration to this Commitment Letter, the Restructuring Support Agreement or any other Definitive Document that would, directly or indirectly: (i) modify such Backstop Party’s Backstop Commitment Percentage, the amount of the Backstop Commitment applicable to such Backstop Party or the Permitted Assignment or Commitment Reallocation provisions set forth in Section 1 hereof, (ii) modify the amount of upfront, unused and other fees or put option premium (including, without limitation, the Put Option Premium) owed to such Backstop Party, (iii) modify any of its rights to receive amounts under Section 3 and Section 5, (iv) modify the amount of the aggregate Backstop Commitments, the principal amount, interest rate, call provisions, term, availability period, security or priority of the Term Loans, or the date of expiration of the Backstop Commitment, in each case, as set forth in the Term Sheet, (v) result in the Term Loans being capable of being borrowed by an entity other than an entity formed in the Cayman Islands or result in the Term Loans not being transferrable without the consent of the Borrower or any other person other than the Administrative Agent, (vi) result in the obligations of each Backstop Party under this Commitment Letter or any Exit Lender being joint and not several, (vii) have a material, disproportionate and adverse effect on such Backstop Party (as compared to other Backstop Parties) or (viii) amend, change or alter the definition of “Required Backstop Parties” (including, for the avoidance of doubt, due to a change in the definition of “Required Backstop Parties”).  Notwithstanding the foregoing, Schedule I shall be revised as necessary without requiring a written instrument signed by the Debtors and the Required Backstop Parties to reflect changes in the composition of the Backstop Parties and the Backstop Commitment Percentages as a result of transfers permitted in accordance with the terms and conditions of this Commitment Letter, and no such revisions shall give rise to any termination right or allow the Backstop Parties to fail to close the transactions contemplated by this Commitment Letter; provided, each Backstop Party shall receive a revised copy of Schedule I. No delay on the part of any Backstop Party in exercising any right, power or privilege pursuant to this Commitment Letter will operate as a waiver thereof, nor will any waiver on the part of any Backstop Party of any right, power or privilege pursuant to this Commitment Letter, nor will any single or partial exercise of any right, power or privilege pursuant to this Commitment Letter, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Commitment Letter. Any proposed amendment, restatement, modification, change, alteration, supplement or waiver that does not comply with this paragraph shall be ineffective and void ab initio.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (and the agreements referenced in this Commitment Letter including the Restructuring Support Agreement) set forth the entire understanding of the parties with respect to the Exit Facility, and replace and supersede all prior agreements and understandings (written or oral) related to the subject matter hereof other than as set forth in the Restructuring Support Agreement. THIS COMMITMENT LETTER MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  THIS COMMITMENT LETTER IS TO BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Prior to the commencement of the Chapter 11 Cases, you and we agree to bring any action or proceeding in respect of any claim arising out of or related to this Commitment Letter in the United States federal district courts located in New York, New York (or if the federal district courts do not have jurisdiction, then the state courts located in New York, New York), and any appellate court from any thereof, and solely in connection with claims arising under this Commitment Letter: (i) irrevocably submit to the exclusive jurisdiction of the federal court or state court, as applicable; (ii) waive any objection to laying venue in any such action or proceeding in the federal court or state court, as applicable; and (iii) waive any objection that the federal court or state court, as applicable, is an inconvenient forum or does not have jurisdiction over any party hereto. Notwithstanding the foregoing, upon the commencement of the Chapter 11 Cases, you and we agree to bring any action or proceeding in respect of any claim arising out of or related to this Commitment Letter, to the extent possible, in the Bankruptcy Court and solely in connection with claims arising under this Commitment Letter: (x) irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court; (y) waive any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (z) waive any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over such party.

Each of the Backstop Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Debtors, which information includes names, addresses, tax identification numbers and other information that will allow such Backstop Party and each Lender to identify the Debtors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Backstop Parties and each Lender.

The indemnification, expense reimbursement, jurisdiction, confidentiality, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Definitive Financing Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Backstop Commitments; provided that (i) your obligations under this Commitment Letter (other than your obligations with respect to indemnification in Section 5 and confidentiality in Section 7 hereof) shall automatically terminate and be superseded by the provisions of the Definitive Financing Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time, in each case, to the extent the Definitive Financing Documentation has comparable provisions with comparable coverage and (ii) the Backstop Parties’ obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the Definitive Financing Documentation upon the Closing Date.

You and we hereby agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein; it being acknowledged and agreed that the funding of the Exit Facility is subject to the conditions specified herein, including obtaining all relevant Bankruptcy Court approvals as specified in Section 4(a) hereof, and the execution and delivery of the Definitive Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter. Each of the Backstop Parties and you will use their commercially reasonable efforts to promptly prepare, negotiate and finalize the Definitive Financing Documentation as contemplated by this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us (or our counsel) executed counterparts of this Commitment Letter and payment of the Put Option Premium no later than 11:59 p.m. New York City time, on October 30, 2020. This offer will automatically expire if we have not received such executed counterparts and the Put Option Premium in accordance with the preceding sentence.  In addition, the commitment and agreements of the Backstop Parties hereunder and the put rights of the Debtor shall expire (the date of such expiration, the “Termination Date”) automatically upon the occurrence of any of the following: (a) May 30, 2021, and (b) the Restructuring Support Agreement shall have been terminated by the Backstop Parties in accordance with its terms, unless prior to such time, the Closing Date shall have occurred and the Debtors shall have paid to the Backstop Parties and the Administrative Agent all fees and put option premiums (including, without limitation, the Put Option Premium) that are specified in the Commitment Letter or the Restructuring Support Agreement on or prior to the Closing Date. The Debtors acknowledge and agree, and shall not dispute that, any termination (or notice thereof) by any Backstop Party of this Commitment Letter shall not be a violation of the automatic stay of section 362 of the Bankruptcy

Code (and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

[Remainder of this page intentionally left blank]

[Backstop Parties Signature Pages Redacted]

Accepted and agreed to as of the date first above written:

PACIFIC DRILLING S.A.

PACIFIC BORA LTD.

PACIFIC DRILLING COMPANY LIMITED

PACIFIC DRILLING FINANCE S.À R.L.

PACIFIC DRILLING LIMITED

PACIFIC DRILLING NIGERIA LIMITED

PACIFIC DRILLING OPERATIONS LIMITED

PACIFIC DRILLING OPERATIONS, INC.

PACIFIC DRILLING V LIMITED

PACIFIC DRILLING VII LIMITED

PACIFIC DRILLING, INC.

PACIFIC DRILLING, LLC

PACIFIC DRILLSHIP S.À R.L.

PACIFIC MISTRAL LTD.

PACIFIC SANTA ANA LIMITED

PACIFIC SCIROCCO LTD.

PACIFIC SHARAV KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

PACIFIC SHARAV S.À R.L.

By:/s/ Bernie G. Wolford Jr.
Name: Bernie G. Wolford Jr.
Title: Authorized Representative

PACIFIC DRILLING HOLDING (GIBRALTAR) LTD.

By:/s/ Bernie G. Wolford Jr.
Name: Bernie G. Wolford Jr.
Title: Director

In the presence of a witness:

By:/s/ Kathleen Gehlhausen

Name: Kathleen Gehlhausen

Title: Sr. Corporate Paralegal

Address: 11700 Katy Fwy Ste 175, Houston, TX

[Signature Page to Exit Backstop Commitment Letter]

SCHEDULE I

COMMITMENTS

[Attached.]

[Schedule I Redacted]

Exhibit A

EXIT FACILITY TERM SHEET

Pacific Drilling S.A.
$80,000,000 Delayed-Draw Term Loan Facility
Summary of Principal Terms and Conditions1

Borrower:	Pacific Drilling Company Limited, a company incorporated in the Cayman Islands (in such capacity, the “Borrower”).
Administrative Agent:

A financial institution reasonably acceptable to the Required Backstop Parties, chosen after consultation with the Borrower (in its capacity as administrative agent under the Exit Facility, the “Administrative Agent”).

Lenders:	The Backstop Parties and any other Consenting First Lien Creditors of record as of the Record Date who agree to participate as lenders (the “Exit Lenders”).
Exit Facility:	A senior secured delayed-draw term loan credit facility (the “Exit Facility”, and the loans thereunder, the “Term Loans”) in an aggregate principal amount of $80,000,000.
Funding:

Funding of the Term Loans shall be subject to fronting/seasoning by an institution reasonably acceptable to the Required Backstop Parties, which institution may include the Administrative Agent.  All such fronting/seasoning fees shall be payable by the Borrower.

Incremental Facilities:

The Exit Facility will permit the Borrower to add one or more incremental term loan facilities to the Exit Facility and/or increase the Exit Facility (each, an “Incremental Facility”); provided that (i) the Incremental Facilities do not exceed $50 million in the aggregate, (ii) any Incremental Facility will rank pari passu with the Exit Facility in right of payment, (iii) any Incremental Facility will be secured by the Collateral on a pari passu basis with the existing Term Loans, (iv) any Incremental Facility shall be on the same terms (including maturity date and interest rates but excluding any fees payable in connection therewith) and pursuant to the same documentation (other than the amendment evidencing such Incremental Facility) applicable to the Exit Facility and (v) any

1 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached.

Incremental Facility may be offered to third party lenders but shall first be offered to any then-existing Exit Lenders on a pro rata basis.
Maturity Date:

The Exit Facility will mature on the date that is five (5) years after the establishment of the Exit Facility on the Plan Effective Date, subject to satisfaction (or waiver) of the conditions precedent (the “Closing Date”).

Amortization:	None.
Purpose and Availability:

The proceeds of the Term Loans will be used for working capital, general corporate purposes and other transactions not prohibited by the Definitive Financing Documentation. The Exit Facility will be available to be drawn after the Closing Date through 18 months following the Closing Date, in a minimum principal amount per drawing of the lesser of (x) $25,000,000 or (y) the remaining unfunded amount of Term Loans. Amounts repaid or prepaid under the Exit Facility may not be reborrowed; provided that the repayment of a Term Loan shall not terminate the commitments in respect of the undrawn Term Loans.

Interest Rates and Fees:	As set forth on Annex A hereto.
Default Rate:

During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to Term Loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Documentation Principles:

The Exit Facility is to be documented by a new first lien senior secured delayed draw term loan credit agreement and other guarantee, security and other relevant documentation reflecting the terms and provisions set forth in this Term Sheet, subject to changes to be mutually agreed upon between the Borrower and the Required Backstop Parties that give due regard to the operational and strategic requirements of the Borrower in light of its size, capital structure, industry, business, business practices and locations; provided, that (a) the Exit Facility shall contain terms and provisions that are consistent with other senior secured, first-out credit facilities with no other priming or “inside maturity” debt in the capital structure, and (b) “Material Adverse Effect” (or any similar term) shall include a COVID-19 carve out solely for purposes of a “Material Adverse Effect” condition precedent to closing the Exit Facility and a

“Material Adverse Effect” condition precedent to funding any Term Loans (collectively, the “Documentation Principles”).
Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under the Exit Facility will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by subsidiaries of the Borrower to be agreed with the Required Backstop Parties (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties” and, each individually, a “Loan Party”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Required Backstop Parties reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

The Borrower Obligations and the Guarantees will be secured by: (a) a perfected first priority (subject to permitted liens) pledge of 100% of the capital stock or other membership or partnership equity ownership or profit interests owned by the Borrower and each other Guarantor in any wholly-owned first tier subsidiary (provided that such pledge would not result in material adverse tax consequences as determined by the Borrower and the Required Backstop Parties); and (b) a perfected first priority (subject to permitted liens) security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts, inventory, vessels, equipment, general intangibles (including contract rights), deposit and securities accounts, other investment property, intellectual property, intercompany notes and all products and proceeds of the foregoing, but excluding certain customary exceptions to be agreed) (the items described in clauses (a) and (b) above, collectively, the “Collateral”); subject to customary exclusions agreed to between the Borrower and the Required Backstop Parties.  No security interest shall be required in any leased or fee-owned real property of the Borrower or any Guarantor with a fair market value less than $5 million , with fair market value of a leased property being calculated by the discount, if any, represented by the rental rate of the lease as compared to the market rate of the lease over the remaining life of the lease, as calculated by the Borrower in good faith.

All the above-described pledges and security interests shall be created on terms (including with respect to excluded assets, perfection requirements and materiality thresholds), and pursuant to documentation to be set forth in the Definitive Financing Documentation; and none of the Collateral shall be subject to other pledges and security interests (except permitted liens and other exceptions to be set forth in the Definitive Financing Documentation).
Voluntary Prepayments:

Voluntary prepayments of the Term Loans will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty, other than the Call Protection Provision (as defined below). Once a Term Loan has been prepaid, such Term Loan may not be reborrowed; provided that the repayment of a Term Loan shall not terminate the commitments in respect of the undrawn portion of the Term Loans.

All voluntary prepayments of the Term Loans shall be applied as directed by the Borrower.

Any voluntary prepayments of the Term Loans (or mandatory prepayment thereof with the proceeds of the incurrence of any indebtedness) will be subject to the “prepayment” premium (expressed as a percentage of the outstanding principal amount of the Term Loans so prepaid) set forth below opposite the relevant period from the Closing Date:

	Period:	Percentage:
	Year 1:	101%
	Thereafter:	No premium
The foregoing “prepayment” premium is referred to herein as the “Call Protection Provision”.
Mandatory Prepayments:	Usual and customary for facilities of this type, in accordance with Documentation Principles.
Representations and Warranties:

Usual and customary for facilities of this type, in accordance with Documentation Principles and subject (to the extent applicable) to customary qualifications and limitations for materiality to be provided in the Definitive Financing Documentation.

Conditions Precedent to Effectiveness on the Closing Date:

As set forth in Section 4 of the Commitment Letter.  Additionally:

Payment of customary fees invoiced two (2) business days prior to closing.

Compliance with applicable “know your customer” rules and regulations to the extent requested 5 business days prior to closing.

“No Material Adverse Effect”, subject to a COVID-19 carve out.

Satisfaction of all conditions to the consummation of the restructuring transactions in accordance with the Plan and the terms of the Restructuring Support Agreement and the Commitment Letter.

Confirmation Order approving the Exit Facility.

Conditions Precedent to All Borrowings:

The making of each extension of credit under the Exit Facility after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects and (c) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants:

Usual and customary for facilities of this type, in accordance with Documentation Principles and to include customary exceptions and baskets to be agreed, including delivery of annual audited financial statements within one hundred twenty (120) days (or such later date as approved by the Administrative Agent) from the end of each fiscal year to be agreed and delivery of unaudited quarterly financial statements within sixty (60) days (or such later date as approved by the Administrative Agent) after the end of the first three fiscal quarters of each year.

Negative Covenants:	Usual and customary for facilities of this type, in accordance with Documentation Principles and to include customary exceptions and baskets to be agreed.
Financial Covenant:	None.
Events of Default:	Usual and customary for facilities of this type, in accordance with Documentation Principles and subject to customary grace or cure periods to be agreed.
Voting:

Usual and customary for facilities of this type, in accordance with Documentation Principles, provided that (a) the consent of each Exit Lender directly and adversely affected thereby shall be required with respect to (i) increases in the Term Loan Commitment of such Exit Lender, (ii) reductions of principal, interest or fees (including upfront, unused and other fees) owed to such Exit Lender, (iii) extensions of final maturity or the due date of any principal, interest or fee payment, (iv) amendments to voting percentages or to the “waterfall” provision that would change the pro rata sharing of payments, (v) amendments to the provisions relating to assignments and participation, (vi) the nature of the obligations of the Lenders as being several and not joint and (vii) the currency of the Term Loans and required payments thereof and (b) the consent of each Exit

Lender shall be required with respect to a release of all or substantially all of the value of the guarantees made by the Guarantors or a release or subordination of any liens securing the Delayed-Draw Term Loans on all or substantially all of the Collateral.

Assignments and Participations:

Usual and customary for facilities of this type; provided that (i) funded Term Loans shall be freely assignable by the Exit Lenders to qualified institutional buyers without the consent of the Borrower or any other person other than the Administrative Agent and (ii) commitments to fund unfunded Term Loans will be subject to customary Disqualified Lender and Borrower consent provisions.

Cost and Yield Protection:	Usual and customary for facilities of this type, in accordance with Documentation Principles.
Expenses and Indemnification:	Usual and customary for facilities of this type, in accordance with Documentation Principles.
Governing Law and Forum:	New York.

Annex A

Interest Rate:

The interest rate under the Exit Facility will be 12.0% per annum payable in kind, quarterly in arrears, on the last day of each fiscal quarter (commencing with the first full fiscal quarter ending after the initial drawing after the Closing Date) and on the applicable maturity date.

Exit Facility Put Option Premium:	The Borrower shall pay the Put Option Premium of 5.0% of each Backstop Party’s Backstop Commitment, payable in cash to the Backstop Parties on or prior to the effective date of the Commitment Letter.
Exit Facility Upfront Fee:

The Borrower shall pay an upfront fee of 2.0% on the committed amount of the Exit Facility, payable in cash to each Exit Lender on a pro rata basis in accordance with the amount of each such Exit Lender’s commitment on the Closing Date.

Exit Facility Unused Fee:

The Borrower shall pay an unused fee of 1.0% per annum on the daily average unused portion of the Exit Facility, payable quarterly in arrears in cash on the last day of each fiscal quarter (commencing with the first full fiscal quarter ending after the Closing Date), with the final payment being on the date that the Exit Facility is fully drawn. Such fees shall be distributed to the Exit Lenders holding commitments under the Exit Facility pro rata in accordance with the amount of each such Exit Lender’s commitment, with exceptions for defaulting Exit Lenders.